Exhibit 23.6

CONSENT OF Independent Registered Public Accounting Firm

We consent to the use of our report dated July 25, 2023, on the consolidated financial statements of Foremost Lithium Resource & Technology Ltd. which comprise the consolidated statement of financial position as at March 31, 2023, the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholder’s equity, and cash flows for the year ended March 31, 2023, and the related notes, which are included in this Registration Statement No. 333-272028 on Amendment No.3 to Form F-1 dated July 25, 2023 of Foremost Lithium Resource & Technology Ltd. We also consent to the reference to us under the caption “experts” in the registration statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

 July 31, 2023